EXHIBIT 10.1
NINTH AMENDMENT AND MODIFICATION OF
REVOLVING LINE OF CREDIT PROMISSORY NOTE,
LOAN AGREEMENT AND REAFFIRMATION OF GUARANTIES
This Ninth Amendment and Modification of Revolving Line of Credit Promissory Note, Loan Agreement and Reaffirmation of Guaranties (“Amendment”) is made effective the 1st day of February, 2010 (“Effective Date”) by and among WSI Industries, Inc., a Minnesota corporation, having an address of 213 Chelsea Road, Monticello, MN 55362 (“Borrower”), Taurus Numeric Tool, Inc., having an address of 213 Chelsea Road, Monticello, MN 55362 and WSI Rochester, Inc., having an address of 213 Chelsea Road, Monticello, MN 55362 (jointly “Guarantor”) and M&I Marshall & Ilsley Bank, having an address of 11455 Viking Drive, Eden Prairie, Minnesota 55344 (“Bank”).
WHEREAS, on or about December 4, 2002, (the “Loan Date”) Borrower executed a Revolving Line of Credit Promissory Note in favor of Excel Bank Minnesota (“Excel”) in the original principal amount of One Million and no/100 Dollars ($1,000,000.00) (“Note”); and
WHEREAS, on or about the Loan Date, Borrower and Excel executed that certain Loan Agreement (“Loan Agreement”) which Loan Agreement, among other things, described the terms and conditions under which the Borrower would borrow money from and repay the money to Excel; and
WHEREAS, to secure the sums due and payable to Excel pursuant to the Note and the Loan Agreement, Borrower also executed that certain Security Agreement, also dated as of the Loan Date, whereby Excel took a security interest in all assets of Borrower (“Security Agreement); and
WHEREAS, to further secure the sums due and payable to Excel pursuant to the Note and the Loan Agreement, to perform the covenants and conditions thereof and of certain documents executed in conjunction therewith, each Guarantor executed an unconditional and unlimited guaranty (“Guaranty”), also dated as of the Loan Date, whereby each Guarantor unconditionally guaranteed the Borrower’s performance of the Note and the Loan Agreement and the other loan documents executed therewith; and
WHEREAS, the Note, the Loan Agreement and the Security Agreement were amended and extended pursuant to those certain Amendments and Modifications of Revolving Line of Credit Promissory Note, Loan Agreement and Reaffirmation of Guaranties dated effective December 31, 2003, May 3, 2004, January 1, 2005, January 1, 2006, January 1, 2007, January 1, 2008, August 31, 2008, January 1, 2009, and by Waiver Letters dated April 23, 2007, and October 15, 2009 (the “Amendments”); and
WHEREAS, the Note, the Loan Agreement, the Security Agreement, the Amendments and all of the documents executed in conjunction therewith are sometimes jointly referred to herein as the “Loan Documents”; and

WHEREAS, effective on August1, 2007, Excel was acquired by merger with the Bank; and
WHEREAS, the Borrower has requested that the Bank again amend and extend the maturity date of the Note and modify the terms of the Loan Agreement; and
WHEREAS, the Bank and the Borrower and each Guarantor desire that the Note and the Loan Agreement be amended and modified as hereinafter described and each Guarantor wishes to acknowledge and reaffirm the terms and conditions of such Guarantor’s Guaranty.
NOW, THEREFORE, in consideration of the above recitals, and in consideration of credit given or to be given by the Bank to the Borrower and for other good and valuable consideration, all of which consideration is hereby acknowledged, the parties hereto agree as follows:
1.      Each of the above recitals is true and correct and is incorporated herein by this reference.
2.      The Note is hereby amended, modified and extended as follows:
“On and after the Effective Date hereof the Note shall bear interest at the variable rate of equal to the LIBOR Rate, plus two and three-fourths percent (2.75%); provided, however, that the interest rate shall never be less than four and one half percent (4.50%) and if the foregoing calculation results in a rate of less than four and one half percent (4.50%) the interest rate shall be four and one half percent (4.50%). As used herein, “LIBOR Rate” means the “London Interbank Offered Rates (LIBOR)” for one month as published in the “Money Rates” column of The Wall Street Journal on the first business day of each month (or, if The Wall Street Journal ceases to publish a rate so designated, any similar successor rate as the Lender shall in good faith designate). The interest rate shall automatically adjust on the first business day of each month in the event there has been any change in the LIBOR Rate. On the Effective Date hereof the LIBOR Rate is twenty-two/one hundredths percent (0.22%), and the rate of interest under the Note as of the Effective Date is four and fifty/one hundredths percent (4.50%) per annum. If the LIBOR Rate is no longer established or is otherwise no longer available, the holder of this Note may substitute a reasonably equivalent index to substitute for the LIBOR Rate.
The principal and interest due pursuant to the Note shall be repaid as follows: In monthly payments of all accrued interest on the sums actually advanced thereunder commencing on February 1, 2010 and continuing monthly thereafter on the 1st day of each and every month until February 1, 2011, at which time the entire remaining balance due under the Note, including all principal and accrued but unpaid interest, shall be due and payable in full.”
3.	The following section of the Loan Agreement is hereby amended and modified as described below (all capitalized terms have the meanings given to them in the Loan Agreement):
a.	Section 5.11 of the Loan Agreement shall be amended as follows:

“Section 5.11 Debt Service Coverage Ratio. So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will maintain an annual ratio of earnings before interest, taxes, depreciation and amortization, less distributions to shareholders, all for the same specified period to annual principal and interest payments due on all Debt of the Borrower of not less than 1.25 to 1 at each August 31st, beginning on August 31, 2010, as determined in accordance with generally recognized accounting principles consistently applied; notwithstanding the foregoing, however, that in making this computation at any time for the period beginning September 1, 2009 and ending on August 31, 2010 only, the principal balance of the loan payable to Bank in the original principal amount of $1,200,000.00 with a current principal balance of $1,200,000.00 as of the date hereof, and due and payable in full on June 30, 2010 (Loan # 224860-59439), shall be excluded from the definition of “Debt”.
4.
Borrower hereby acknowledges and reaffirms each and every representation, warranty, term, covenant and condition of the Loan Documents. Borrower further acknowledges and agrees that the Loan Documents (as hereby amended and modified) are fully enforceable against Borrower and that Borrower has no defense, right of offset or otherwise to preclude enforcement of the Loan Documents, as hereby amended and modified, by the Bank against Borrower.

5.
The Security Agreement shall continue to secure all sums owing to the Bank by the Borrower pursuant to the terms and conditions of the Note and the Loan Agreement, together with all interest thereon, in accordance with the terms and conditions of the Note and all other sums due and owing or to become due and owing pursuant to the terms and conditions of this Amendment, the Loan Agreement, the Security Agreement and the Note, as amended, including but not necessarily limited to any further or additional extensions or renewals thereof.

6.	Borrower and each Guarantor acknowledge that the principal balance remaining unpaid on the Note as of the Effective Date hereof is $ Zero (0).
7.
Each Guarantor hereby acknowledges, ratifies and reaffirms each and every term, covenant, agreement, provision, and condition of their respective Guaranty and any collateral security documents securing such guaranty, including but not limited to the security agreement dated of even date with the Guaranty (“Collateral Security Documents”), and the Loan Documents, as amended, and hereby acknowledges and agrees that the Guaranty guarantees to the Bank the repayment of all sums due and owing to the Bank pursuant to the terms, conditions and covenants of the Note, as amended, and the performance of the terms and covenants of the balance of the Loan Documents, as amended. Each Guarantor hereby affirms and agrees that each such Guaranty is unconditional and unlimited and that such Guaranty along with the Collateral Security Documents related thereto are fully enforceable against such Guarantor. Each Guarantor hereby further affirms and agrees and that such Guarantor has no defense, right of offset, claim, cause of action or otherwise to preclude the absolute and immediate enforcement of the Guaranty and/or the Collateral Security Documents supporting such Guaranty by the Bank.

8.	On or before the execution hereof, Borrower shall pay to the Bank, the Bank’s costs including its reasonable attorneys’ fees, incurred in drafting this Amendment and related documents, if any.
9.	Except as herein specifically modified, amended or extended, all terms and conditions of the Loan Documents shall otherwise remain unchanged and in full force and effect.
10.
Notwithstanding anything to the contrary herein, this Amendment or any failure by the Bank to exercise any of its rights upon an event of default under the Loan Documents or the Guaranty or the Collateral Security Documents, whether prior to or subsequent to the effective date of this Amendment, shall not be deemed a waiver of the Bank’s available remedies under the Loan Documents, the Guaranty, or the Collateral Security Documents or any amendments thereof, or any other documents executed in conjunction therewith or incident thereto.

11.
All the terms of this Amendment shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto, to the extent assignment is permitted pursuant to the Loan Documents or the Guaranty.

12.	This Amendment is being executed in and is intended to be performed in the State of Minnesota and shall be construed and enforced in accordance with the laws of such state.
13.
This Amendment contains the entire agreement between the parties with respect to the covenants and promises contemplated herein and may be amended only in a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.
BORROWER:
WSI INDUSTRIES, INC., a Minnesota
corporation

By	/s/ Paul D. Sheely

Its:	CFO

GUARANTORS:

TAURUS NUMERIC TOOL, INC., a Minnesota corporation
By	/s/Paul D. Sheely

Its:	CFO

WSI ROCHESTER, INC., a Minnesota
Minnesota corporation

By	/s/Paul D. Sheely

Its:	CFO

LENDER:
M&I MARSHALL & ILSLEY BANK,
a Wisconsin state banking corporation,

By	/s/ David Orlady

Its:	SVP

By	/s/ Mary Covert

Its:	VP

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